Exhibit 99.1

Southern National Bancorp of Virginia, Inc. announces earnings of $9.0 million, an increase of 16%, for the quarter ended December 31, 2019, compared to $7.7 million for the quarter ended December 31, 2018

Southern National Bancorp of Virginia, Inc. also announces a $0.01 increase in its dividend and declares a dividend of $0.10 per share, its thirty-third consecutive quarterly dividend.

MCLEAN, Va., Jan. 30, 2020 /PRNewswire/ — Southern National Bancorp of Virginia, Inc. (NASDAQ: SONA) (“Southern National” or the “Company”), and its wholly-owned subsidiary Sonabank (the “Bank”), today announced net income of $9.0 million for the quarter ended December 31, 2019, compared to $7.7 million for the quarter ended December 31, 2018. Earnings per share for the three months ended December 31, 2019 were $0.37 basic and diluted compared to $0.32 basic and diluted for the three months ended December 31, 2018.

For the twelve months ended December 31, 2019, net income was $33.2 million compared to $33.7 million for the twelve months ended December 31, 2018. Earnings per share were $1.38 basic and $1.36 diluted for the twelve months ended December 31, 2019 compared to $1.40 basic and $1.39 diluted the year before.

The Board of Directors is pleased to announce and declare a $0.01 increase in the dividend from $0.09 to $0.10 per share payable on February 28, 2020 to shareholders of record on February 17, 2020. This is Southern National’s thirty-third consecutive quarterly dividend.

Highlights for the three and twelve months ended December 31, 2019 include:

•

Net income for the twelve months ended December 31, 2019 was strong at $33.2 million compared to $33.7 million for the year before while absorbing pressure on the net interest margin and a onetime charge of $3.7 million during the first quarter of 2019;

•

Loans outstanding of $2.19 billion at December 31, 2019 are up $7.2 million, or 0.33%, since December 31, 2018. Net loan growth in the fourth quarter of 2019 was $44.7 million on $94.3 million of new loan originations, which reverses the trend of loan balance decreases in the first three quarters of 2019 when the Bank received unanticipated loan pay downs or payoffs of $98.2 million. Of the loans, $2 million and greater in size, that have paid off or paid down in 2019, $52.3 million (or 53%) was due to the sale of the customer’s property, $24.1 million (or 25%) were loans that refinanced elsewhere for unacceptable rate or structure, $13.7 million (or 14%) were projects that transitioned to government financing, and $8.1 million (or 8%) was due to cyclical fluctuation in credit line activity;

•

Net interest margin for the three months ended December 31, 2019 was 3.35% compared to 3.37% for the three months ended September 30, 2019 and 3.66% for the three months ended December 31, 2018. The cost of funds peaked at 1.62% in the second quarter of 2019 and continues to decline as we decrease rates and shorten maturities. The cost of funds on interest bearing liabilities was 1.49% for the fourth quarter of 2019 compared to 1.60% for the third quarter of 2019 and 1.41% for the fourth quarter of 2018. The yield on earning assets was 4.75% for the three months ended December 31, 2019 compared to 4.89% for the three months ended September 30, 2019 and 5.00% for the three months ended December 31, 2018;

•

Total deposits of $2.12 billion at December 31, 2019 have increased $27.1 million since December 31, 2018 or 1.29%. Demand deposits have increased $19.1 million, NOW accounts have increased $45.6 million, money market accounts have increased $111.4 million, and savings accounts have decreased by $6.6 million. Time deposits have decreased $142.4 million due to the reduction of brokered and listing service accounts. The Bank’s net loan-to-deposit ratio improved to 102.40% down from 103.29% a year ago;

•

The Bank’s adjustable yield money market accounts have grown to $165.4 million at December 31, 2019 from $56.1 million at December 31, 2018. The yield on the Bank’s adjustable yield money market account floats weekly based on the national average yield of taxable money market funds. In a declining interest rate environment, this product automatically lowers the cost of funds and improves the net interest margin;

•	Book value per share of $15.60 at December 31, 2019 has increased 7.74% since a year ago and tangible book value per share of $11.09 at December 31, 2019 has increased 12.21% since a year ago; and
•	Southern National is well capitalized at December 31, 2019 with a tier 1 risk-based capital ratio of approximately 13.11%.

Net Interest Income

Net interest income was $20.7 million for the quarter ended December 31, 2019 compared to $22.8 million for the fourth quarter of 2018. Net interest margin for the three months ended December 31, 2019 was 3.35% compared to 3.37% for the three months ended September 30, 2019 and 3.66% for the three months ended December 31, 2018. The yield on earning assets was 4.75% for the three months ended December 31, 2019 compared to 4.89% for the three months ended September 30, 2019 and 5.00% for the three months ended December 31, 2018. The cost of funds on interest bearing liabilities was 1.49% for the fourth quarter of 2019 compared to 1.60% for the third quarter of 2019 and 1.41% for the fourth quarter of 2018. The cost of funds peaked at 1.62% in the second quarter of 2019 and continues to decline as we decrease rates and shorten maturities.

Net interest income was $83.6 million for the twelve months ended December 31, 2019 compared to $91.1 million for the twelve months ended December 31, 2018. Net interest margin was 3.39% and 3.72% for the twelve months ended December 31, 2019 and 2018, respectively, as a result of a rising interest rate environment during 2018, the competition for deposits, and a decreasing rate environment during the last half of 2019.

The acquired loan discount accretion on loans acquired in the acquisitions of Eastern Virginia Bankshares, Inc. (“EVBS”), Greater Atlantic Bank, HarVest and Prince Georges Federal Savings Bank contributed $1.2 million and $3.9 million to net interest income during the three and twelve months ended December 31, 2019, respectively, compared to $1.3 million and $4.5 million during the three and twelve months ended December 31, 2018. As expected, the decrease in accretion is due to the slowdown in the volume of acquired loan prepayments and payoffs.

Noninterest Income

During the fourth quarter of 2019, Southern National had noninterest income of $3.4 million compared to $1.9 million during the fourth quarter of 2018. Income improved on account maintenance and deposit service fees by $69 thousand. Income from bank-owned life insurance decreased $121 thousand due to death benefits paid in 2018. Gain on our investment in Southern Trust Mortgage (“STM”) increased to $16 thousand for the three months ended December 31, 2019 compared to a loss of $696 thousand the year before due to operational improvements within STM. For the three months ended December 31, 2019, other noninterest income has benefited from $477 thousand of recoveries of legacy investment securities and loans charged off by EVBS premerger compared to $218 thousand for the three months ended December 31, 2018. Other noninterest income benefited from the $337 thousand gain on sale of the Bank’s last remaining fixed asset premises held for sale during the fourth quarter of 2019.

During the twelve months ended December 31, 2019, noninterest income was $12.6 million compared to $10.2 million for the same period in 2018. Income improved on account maintenance and deposit services fees by $1.2 million during 2019. Gain on our investment in STM increased to $1.2 million for the twelve months ended December 31, 2019 compared to a loss of $894 thousand the year before. Recoveries of legacy investment securities and loans charged off by EVBS premerger decreased $1.1 million for the twelve months of 2019 compared to the same period in 2018. Other noninterest income benefited from the $337 thousand gain on sale of the Bank’s last remaining fixed asset premises held for sale during the fourth quarter of 2019.

Noninterest Expense

Noninterest expense was $13.8 million during the fourth quarter of 2019 compared to $13.4 million during the same period in 2018. Employee compensation and benefits expense totaled $6.7 million for the fourth quarter of 2019, as compared to $6.8 million for the same period of 2018 due to savings from the reduction in staff completed during 2018. Occupancy and equipment expense remained flat for the fourth quarter of 2019 compared to the fourth quarter of 2018. Data processing expense has increased due to enhancements made to the Bank’s core processing systems and increased transaction volume. Professional services including consulting and legal expense increased $620 thousand for the fourth quarter of 2019 compared to the fourth quarter of 2018 due to implementation costs of the Current Expected Credit Losses (“CECL”) accounting standard, enhancements to our compliance and Bank Secrecy Act programs, and general legal expense for corporate matters.

Noninterest expense was $56.6 million during the twelve months ended December 31, 2019 compared to $53.8 million for the twelve months ended December 31, 2018. The primary increase in noninterest expense was due to a onetime charge of $3.7 million during the first quarter of 2019.

Income Tax Expense

Income taxes benefited $1.2 million for the twelve months ended December 31, 2019 due to the formal assessment and rebooking of the $5.5 million net operating loss carryforward that was written off in the fourth quarter of 2018.

Securities Portfolio

Investment securities totaled $237.3 million at December 31, 2019 and represents 8.7% of total assets. Southern National utilizes its securities portfolio to augment income and manage its interest rate risk while serving as a source of liquidity. During the fourth quarter and year ended December 31, 2019 $15.1 million and $60.4 million of securities were purchased, respectively to offset securities called as interest rates decline. No securities were sold in 2019 and no securities were purchased or sold during 2018.

Loan Portfolio

Loans outstanding of $2.19 billion at December 31, 2019 are up $7.2 million, or 0.33%, since December 31, 2018. Net loan growth in the fourth quarter of 2019 was $44.7 million on $94.3 million of new loan originations, which reverses the trend of loan balance decreases in the first three quarters of 2019 when the Bank received unanticipated loan pay downs or payoffs of $98.2 million. Of the loans, $2 million and greater in size, that have paid off or paid down in 2019, $52.3 million (or 53%) was due to the sale of the customer’s property, $24.1 million (or 25%) were loans that refinanced elsewhere for unacceptable rate or structure, $13.7 million (or 14%) were projects that transitioned to government financing, and $8.1 million (or 8%) was due to cyclical fluctuation in credit line activity.

The composition of our loan portfolio consisted of the following at December 31, 2019 and December 31, 2018 (in thousands):

	December 31, 2019	December 31, 2018
Loans secured by real estate:
Commercial real estate - owner occupied	$414,479	$407,031
Commercial real estate - non-owner occupied	559,194	540,698
Secured by farmland	17,622	20,966
Construction and land loans	150,750	146,654
Residential 1-4 family (1)	604,777	565,083
Multi-family residential	82,055	82,516
Home equity lines of credit (1)	109,006	128,225

Total real estate loans	1,937,883	1,891,173

Commercial loans	221,447	255,441
Consumer loans	26,305	32,347

Gross loans	2,185,635	2,178,961

Less deferred costs (fees) on loans	412	(137)

Loans receivable, net of deferred costs (fees)	$2,186,047	$2,178,824

(1)

Includes covered loans totaling $13.5 million and $18.3 million as of December 31, 2019 and December 31, 2018, respectively. Covered loans were acquired in the acquisition of Greater Atlantic Bank and were covered under a FDIC loss-share agreement. The agreement expired on December 31, 2019.

Loan Loss Provision and Asset Quality

Asset quality remained strong during 2019. For the twelve months ended December 31, 2019, the provision for loan losses was $350 thousand compared to $4.2 million for the same period last year. Net charge offs (recoveries) for the three and twelve months ended December 31, 2019 were $940 thousand and $2.4 million, respectively, compared to $(332) thousand and $1.3 million for the same periods in 2018.

Southern National’s allowance for loan losses as a percentage of total non-covered loans at December 31, 2019 was 0.47%, compared to 0.57% at December 31, 2018. The allowance for loan losses as a percentage of non-covered non-acquired loans was 0.64% and 0.85% at December 31, 2019 and December 31, 2018, respectively.

Non-covered nonaccrual loans were $4.8 million (excluding $4.1 million of loans fully covered by SBA guarantees) at December 31, 2019 compared to $3.3 million (excluding $3.4 million of loans fully covered by SBA guarantees) as of December 31, 2018. The ratio of non-covered nonperforming assets (excluding the SBA guaranteed loans) to total assets increased from 0.28% at December 31, 2018 to 0.41% at December 31, 2019 due to the movement of two loans into nonaccrual status during 2019.

Other real estate owned at December 31, 2019 increased to $6.2 million compared to $5.1 million at December 31, 2018 due the foreclosure of three small commercial properties and one residential property.

Deposits

Total deposits of $2.12 billion at December 31, 2019 have increased $27.1 million since December 31, 2018 or 1.29%. During the twelve months ended December 31, 2019, demand deposits increased by $19.1 million, or 5.97%, NOW accounts increased by $45.6 million, or 13.19%, while money market accounts increased $111.4 million or 31.34%. Savings accounts decreased to $144.5 million or (4.35%) at December 31, 2019 from a balance of $151.1 million at December 31, 2018. Time deposits decreased $142.4 million, or (15.39%), from $925.4 million at December 31, 2018, to $783.0 million at December 31, 2019 due to the reduction in brokered time and listing service accounts.

The Bank’s adjustable yield money market accounts have grown to $165.4 million at December 31, 2019 from $56.1 million at December 31, 2018. The yield on the Bank’s adjustable yield money market account floats weekly based on the national average yield of taxable money market funds. In a declining interest rate environment, this product automatically lowers the cost of funds and improves the net interest margin.

Stockholders’ Equity

Total stockholders’ equity increased to $377.2 million at December 31, 2019 from $348.3 million at December 31, 2018. Our tier 1 risk-based capital ratios were approximately 13.11% and 14.81% for Southern National and Sonabank, respectively, as of December 31, 2019.

About Southern National Bancorp of Virginia, Inc.

As of December 31, 2019, Southern National had $2.72 billion in total assets, $2.19 billion in total loans and $2.12 billion in total deposits. Sonabank provides a range of financial services to individuals and small and medium sized businesses. At December 31, 2019, Sonabank had forty-five full-service branches. Thirty-eight full-service retail branches are in Virginia, located in Ashland, Burgess, Callao, Central Garage, Charlottesville, Chester, Clifton Forge, Colonial Heights, Courtland, Deltaville, Fairfax, Front Royal, Gloucester, Gloucester Point, Hampton, Hartfield, Haymarket, Heathsville, Kilmarnock, Leesburg, McLean, Mechanicsville (2), Middleburg, Midlothian, New Market, Newport News, Quinton, Reston, Richmond, South Riding, Surry, Tappahannock (2), Urbanna, Warrenton, Waverly, and Williamsburg, and seven full-service retail branches in Maryland, located in Bethesda, Brandywine, Huntingtown, Owings, Rockville, Shady Grove, and Upper Marlboro.

Non-GAAP Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables. Southern National uses non-GAAP financial measures to analyze its performance.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of Southern National and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Southern National’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Southern National.

Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Registration Statements on Form S-4) filed by Southern National. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc. McLean, Virginia
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)
	December 31,	December 31,
	2019	2018(1)
Assets
Cash and cash equivalents	$31,928	$28,611
Investment securities-available for sale	164,820	143,377
Investment securities-held to maturity	72,448	92,462
Stock in Federal Reserve Bank and Federal Home Loan Bank	17,832	19,522
Loans receivable, net of deferred fees	2,186,047	2,178,824
Allowance for loan losses	(10,261)	(12,283)

Net loans	2,175,786	2,166,541
Intangible assets	109,145	110,563
Operating lease right-of-use assets	8,013	-
Bank premises and equipment, net	31,184	32,352
Bank-owned life insurance	63,850	62,495

Deferred tax assets, net	11,788	14,104
Other assets	35,376	31,268

Total assets	$2,722,170	$2,701,295

Liabilities and stockholders’ equity
Demand deposits	$339,153	$320,043
NOW accounts	391,172	345,597
Money market accounts	466,867	355,469
Savings accounts	144,486	151,050
Time deposits	783,040	925,441

Total deposits	2,124,718	2,097,600
Federal Home Loan Bank advances	121,640	163,340
Subordinated notes	56,683	56,673
Operating lease liabilities	8,469	-
Other liabilities	33,419	35,392

Total liabilities	2,344,929	2,353,005
Stockholders’ equity	377,241	348,290

Total liabilities and stockholders’ equity	$2,722,170	$2,701,295

(1) Derived from audited financial statements.

Condensed Consolidated Statements of Operations (Unaudited)
(in thousands)
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2019	2018	2019	2018
Interest and dividend income	$29,354	$31,148	$120,524	$118,907
Interest expense	8,685	8,346	36,924	27,841

Net interest income	20,669	22,804	83,600	91,066
Provision for loan losses	-	500	350	4,200

Net interest income after provision for loan losses	20,669	22,304	83,250	86,866

Account maintenance and deposit service fees	1,847	1,778	7,159	5,959
Income from bank-owned life insurance	399	520	1,699	1,983
Equity gain (loss) from mortgage affiliate	16	(696)	1,191	(894)
Recoveries related to acquired charged-off loans and investment securities	477	218	1,537	2,610
Other	620	109	1,000	541

Noninterest income	3,359	1,929	12,586	10,199

Employee compensation and benefits	6,738	6,847	26,261	27,706
Occupancy and equipment expenses	2,389	2,328	8,923	9,423
Amortization of core deposit intangible	341	362	1,418	1,445
Virginia franchise tax expense	562	492	2,251	1,839
Data processing expense	677	480	2,381	1,885
Telecommunication and communication expense	357	475	1,615	2,035
Net (gain) loss on other real estate owned	-	299	(38)	360
Professional fees	1,036	416	3,612	1,644
Other expenses	1,696	1,710	10,169	7,423

Noninterest expense	13,796	13,409	56,592	53,760

Income before income taxes	10,232	10,824	39,244	43,305
Income tax expense	1,268	3,120	6,077	9,614

Net income	$8,964	$7,704	$33,167	$33,691

Financial Highlights

(Unaudited)

    (Dollars in thousands except per share data)

	For the Three Months Ended		For the Twelve Months Ended

	December 31,		December 31,

	2019	2018	2019	2018

Per Share Data:

Earnings (loss) per share - Basic	$0.37	$0.32	$1.38	$1.40

Earnings (loss) per share - Diluted	$0.37	$0.32	$1.36	$1.39

Book value per share	$15.60	$14.48	$15.60	$14.48

Tangible book value per share (1)	$11.09	$9.88	$11.09	$9.88

Weighted average shares outstanding - Basic	24,092,534	24,049,269	24,050,037	24,012,437

Weighted average shares outstanding - Diluted	24,411,147	24,265,885	24,354,039	24,272,617

Shares outstanding at end of period	24,181,534	24,052,253	24,181,534	24,052,253

Selected Performance Ratios (2):

Return on average assets	1.31%	1.12%	1.22%	1.25%

Return on average equity	9.49%	8.84%	9.13%	9.99%

Return on average tangible equity (3)	13.40%	13.01%	13.09%	14.87%

Yield on earning assets	4.75%	5.00%	4.88%	4.86%

Cost of funds	1.49%	1.41%	1.58%	1.19%

Net interest margin	3.35%	3.66%	3.39%	3.72%

Net loans to deposits	102.40%	103.29%	102.40%	103.29%

Operating efficiency ratio (4)	57.60%	53.29%	59.44%	54.15%

Net charge-offs (recoveries) to average loans	0.04%	-0.02%	0.11%	0.06%

	As of

	December 31,	December 31,

	2019	2018

Stockholders’ equity to total assets	13.86%	12.89%

Tier 1 risk-based capital ratio	13.11%	12.06%

Intangible assets:

Goodwill	$101,954	$101,954

Core deposit intangible, net	7,191	8,609

Total	$109,145	$110,563

Loans and other real estate owned (5):

Nonaccrual loans (6)	$8,900	$6,709

Loans past due 90 days and accruing interest	-	-

Other real estate owned	6,224	5,077

Total nonperforming assets	$15,124	$11,786

Allowance for loan losses to total non-covered loans	0.47%	0.57%

Nonperforming assets excluding SBA guaranteed loans to total assets	0.41%	0.28%

(1)	Non-GAAP measure defined as stockholders’ equity less goodwill and other intangibles divided by common shares outstanding.
(2)	Selected performance ratios are annualized except the operating efficiency ratio and net charge-offs to average loans.
(3)	Non-GAAP measure defined as average stockholders’ equity less average goodwill and other intangibles.
(4)

Non-GAAP measure excludes gains/losses and write-downs on OREO, gains/losses on sale of loans, gains/losses on sale of securities, merger expenses, and recoveries related to acquired charged-off loans and securities that are recognized in other noninterest income.

(5)	Applies only to non-covered loans and other real estate owned.
(6)	Nonaccrual loans include SBA guaranteed amounts totaling $4.1 million and $3.4 million at December 31, 2019 and December 31, 2018, respectively.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
(Dollars in thousands)	December 31,		December 31,
	2019	2018	2019	2018
Net income excluding the nonrecurring other loss and related legal adjustment (Non-GAAP)
Net income (GAAP)	$8,964	$7,704	$33,167	$33,691
Nonrecurring other loss and related legal expense	-	-	3,702	-
Income tax effect of adjustment for the nonrecurring other loss and related legal adjustment	-	-	(777)	-

Net income excluding the nonrecurring other loss and related legal adjustment (Non-GAAP)	$8,964	$7,704	$36,092	$33,691

Return on average assets excluding the nonrecurring other loss and related legal adjustment (Non-GAAP)
Return on average assets	1.31%	1.12%	1.22%	1.25%
Effect of adjustment for the nonrecurring other loss and related legal adjustment	0.00%	0.00%	0.11%	0.00%

Return on average assets excluding the nonrecurring other loss and related legal adjustment (Non-GAAP)	1.37%	1.27%	1.33%	1.25%

Return on average equity excluding the nonrecurring other loss and related legal adjustment (Non-GAAP)
Return on average equity	9.49%	8.84%	9.13%	9.99%
Effect of adjustment for the nonrecurring other loss and related legal adjustment	0.00%	0.00%	0.80%	0.00%

Return on average equity excluding the nonrecurring other loss and related legal adjustment (Non-GAAP)	9.49%	8.84%	9.93%	9.99%

Operating Efficiency Ratio and related legal adjustment (Non-GAAP)
Operating Efficiency Ratio	57.60%	53.29%	59.44%	54.15%
Effect of adjustment for the nonrecurring other loss and related legal adjustment	0.00%	0.00%	-3.07%	0.00%

Operating Efficiency Ratio excluding the nonrecurring other loss and related legal adjustment (Non-GAAP)	57.60%	53.29%	56.37%	54.15%

Tangible Book Value and related legal adjustment (Non-GAAP)
Tangible Book Value	$11.09	$9.88	$11.09	$9.88
Effect of adjustment for the nonrecurring other loss and related legal adjustment	-	-	0.12	-

Tangible Book Value excluding the nonrecurring other loss and related legal adjustment (Non-GAAP)	$11.09	$9.88	$11.21	$9.88

Contacts:	Addresses:
Joe A. Shearin, CEO	Southern National Bancorp of Virginia, Inc.
Phone: 804-528-4752	6830 Old Dominion Drive

McLean, VA 22101
Georgia S. Derrico, Executive Chairman

Phone: 202-464-1130 ext. 2405	Sonabank

10900 Nuckols Road, Suite 325
R. Roderick Porter, Executive Vice Chairman	Glen Allen, VA 23060
Phone: 202-464-1130 ext. 2406

Southern National Bancorp of Virginia, Inc., NASDAQ Symbol SONA
Website: www.sonabank.com